Exhibit 5.2

February 28, 2024

Xuhang Holdings Limited

Building 2, Shangtanghe 198 Cultural and Creative Park, 198 Shenban Road

Gongshu District, Hangzhou City, Zhejiang Province

The People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Xuhang Holdings Limited (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-271029) (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 31, 2023 for the registration of (i) (x) 3,162,500 ordinary shares, par value $0.002 per share (the “Ordinary Shares”), including up to 412,500 Ordinary Shares issuable upon the exercise of the over-allotment option granted to the underwriters by the Company, to be issued and sold in an initial public offering pursuant to the public offering prospectus included in the Registration Statement and an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and Univest Securities LLC, as representative of the several underwriters named therein (the “Representative”), and (y) warrants to purchase up to 158,125 Ordinary Shares issuable to the Representative in connection with the offering (the “Warrants”, and the Ordinary Shares issuable upon the exercise of the Warrants, the “Warrant Shares”), which number includes warrants to purchase up to 20,625 Ordinary Shares issuable upon the exercise of the underwriters’ over-allotment option, pursuant to the Underwriting Agreement, and (ii) up to 6,533,578 Ordinary Shares to be sold, from time to time, by the selling shareholders named in the resale prospectus included in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (i) the Registration Statement; (ii) the most recent prospectuses included in the Registration Statement on file with the Commission as of the date of this opinion letter; (iii) the form of Underwriting Agreement, (iv) the form of Warrants, and (v) the records of corporate actions of the Company relating to the Registration Statement, the Underwriting Agreement, and the Warrants and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company.

For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) that each such document, other than the Warrants with respect to the Company, constitutes a legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; (vi) that there are no documents or agreements by or among any of the parties thereto, other than those referenced in this opinion letter, that could affect the opinion expressed herein and no undisclosed modifications, waivers, or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; and (vii) that all parties have complied with all state and federal statutes, rules, and regulations applicable to them relating to the transactions set forth in the Underwriting Agreement and the Warrants. We have further assumed that the Company will not in the future issue, or otherwise make unavailable, such number of Ordinary Shares that there will be an insufficient number of authorized but unissued Ordinary Shares for the issuance pursuant to the exercise of the Warrants. We have not verified any of the foregoing assumptions.

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The opinion expressed in this opinion letter is based on the facts in existence and the laws in effect on the date hereof and is limited to (a) the federal laws of the United States of America and (b) the laws of the State of New York that, in either case and based on our experience, are applicable to transactions of the type contemplated by the Underwriting Agreement and the Warrants. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, consumer lending, insurance, labor, health and safety, anti-money laundering, anti-terrorism, and state securities laws, or on the rules of any self-regulatory organization, securities exchange, contract market, clearing organization, or other platform, vehicle, or market for trading, processing, clearing, or reporting transactions. We are not opining on any other law or the law of any other jurisdiction, including any foreign jurisdiction or any county, municipality, or other political subdivision or local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that when the Registration Statement becomes effective under the Securities Act, when the offering is completed as contemplated by Underwriting Agreement and the Registration Statement, and when the Warrants are duly executed, authenticated, issued, delivered, and paid for, as contemplated by the Underwriting Agreement, such Warrants will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, orderly liquidation or resolution, fraudulent transfer and conveyance, preference, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the rights and remedies of creditors generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith, and fair dealing; (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Hunter Taubman Fischer & Li LLC
HUNTER TAUBMAN FISCHER & LI LLC

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